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Exhibit 99

FOR IMMEDIATE RELEASE


Contact:            Kori Beer                      Lise Geduldig
                    ViroPharma Incorporated        Aventis Pharmaceuticals
                    (610) 321-6288                 (908) 243-6580
                    cell: (610) 308-3487           (215) 416-9211



              ViroPharma and Aventis Provide Update on Picovir NDA

Exton, PA and Bridgewater, NJ, May 9, 2002 - ViroPharma Incorporated (Nasdaq:
VPHM) recently met with officials from the U.S. Food and Drug Administration to discuss ViroPharma's new drug application (NDA) for Picovir(TM) (pleconaril) for the treatment of the common cold in adults. The FDA informed ViroPharma that it intends to issue a "not approvable" letter by May 31, 2002 in response to ViroPharma's NDA.

ViroPharma and Aventis will work together to determine what further action will be taken with Picovir(TM). ViroPharma and Aventis formed a collaboration in 2001 to co-develop and co-promote Picovir(TM) in the United States.

About ViroPharma Incorporated
ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, Picovir(TM), is in clinical development for the treatment of picornavirus diseases, and is the subject of a new drug application
(NDA) that is being reviewed by the FDA for the treatment of VRI in adults. In March 2002, the Antiviral Drugs Advisory Committee of the FDA voted to not recommend Picovir(TM) for approval for the treatment of the common cold in adults. In May 2002, the FDA indicated an intent to issue a "not approvable" letter with respect to the Picovir NDA. ViroPharma also has product candidates in preclinical and clinical development for the treatment of hepatitis C and RSV diseases. ViroPharma's sales force currently details two drugs for Aventis Pharmaceuticals.

About Aventis Pharmaceuticals
Aventis Pharmaceuticals conducts the U.S. business of Aventis. With headquarters in Bridgewater, N.J., Aventis Pharmaceuticals focuses its activities on important therapeutic areas such as cardiology, oncology, anti-infectives, arthritis, allergy and respiratory, diabetes, and the central nervous system.

Aventis (NYSE: AVE) is dedicated to improving life by treating and preventing human disease

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through the discovery and development of innovative pharmaceutical products.
Aventis focuses on prescription drugs for important therapeutic areas such as oncology, cardiology, diabetes and respiratory disorders as well as on human vaccines. In 2001, Aventis generated sales of(Euro)17.7 billion ($15.9 billion), invested approx.(Euro)3 billion ($2.7 billion) in research and development and employed approx. 75,000 people in its core business. Aventis corporate headquarters are in Strasbourg, France. For more information, please visit: www.aventis.com
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To receive a copy of this release or any recent release, visit the Aventis
Pharmaceuticals U.S. Web site at http://www.aventispharma-us.com or call 800/207-8049.


Statements in this press release relating to ViroPharma's and Aventis's plans and efforts with respect to ViroPharma's Picovir(TM) NDA are forward-looking and subject to risks and uncertainties. The FDA and other regulatory authorities may never approve the marketing and sale of Picovir(TM). Even if eventually approved, there can be no assurance that Picovir(TM) will achieve market acceptance. These factors, and other factors, including, but not limited to those described in ViroPharma's and Aventis' most recent annual reports on, respectively, Form 10-K and Form 20-F filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. Neither ViroPharma nor Aventis assumes any responsibility for updating any forward-looking statements.

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